Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statements of BIO-key International Inc. on Form S-8 (file nos. 333-233737, 333-212066, 333-257520, 333-257754 and 333-280497) and Form S-1 (file nos. 333-275003 and 333-276773) of our Report of Independent Registered Public Accounting Firm, dated April 23, 2025 relating to the financial statements of BIO-key International, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2024.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

179 N. Gibson Rd., Henderson, NV 89014 l 702.703.5979 l www.bushandassociatescpas.com

April 23, 2025